Exhibit 10.37
Summary of Certain Executive Officer and Director Compensation Arrangements
Named Executive Officer Salary and Bonus Information
     The following table presents the base salary, as of February 28, 2007, of Pride’s Chief Executive Officer and the other named executive officers of Pride for 2006 serving as executive officers as of December 31, 2006.

Name	2007 Salary
Louis Raspino	$850,000

Brian Voegele	$375,000

Rodney W. Eads	$500,000

W. Gregory Looser	$360,000

Lonnie Bane	$320,000
     Under Pride’s annual incentive compensation plan for 2007, bonuses for executive officers will be paid based on objectives established by Pride’s Compensation Committee. The specific objectives and related targets under the plan for 2007 are expected to be approved by the Compensation Committee by the end of the second quarter of 2007. Bonuses for executive officers under the 2007 plan will be determined with reference to the level of achievement of the plan objectives. Target bonuses payable for 2007 as a percentage of base salary for the persons named above are as follows: Mr. Raspino—80%; Mr. Voegele—60%; Mr. Eads—70%; Mr. Looser—55%; and Mr. Bane—55%. The maximum bonus equals two times the target bonus.
Director Fees
     The annual retainer for the chairman of the board is $180,000. Each other director who is not an employee of Pride receives an annual retainer of $75,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $12,000; the chairman of the Compensation Committee receives an annual fee of $10,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.